Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

RUMBLE INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

	Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock Of Rumble Inc., par value $0.0001 per share	Rule 457(c)	103,333,333	(2)	$10.92	(3)	1,128,399,996.36	(3)	0.00015310	$172,758.04

Fees Previously Paid	N/A	N/A	N/A	N/A		N/A		N/A		N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A		N/A	N/A

	Total Offering Amounts							1,128,399,996.36	(3)		$172,758.04

	Total Fees Previously Paid										N/A

	Total Fee Offsets										N/A

	Net Fee Due										$172,758.04

(1)	The registrant is hereby registering the sale by the selling shareholder of up to 103,333,333 shares of our Common Stock issued pursuant to the terms of the Registration Rights Agreement, dated February 7, 2025, by and between Rumble Inc. and Tether Investments S.A. de C.V.

(2)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, this Registration Statement also covers such additional number of our Common Stock as may be issuable from time to time as a result of stock splits, stock dividends, capitalizations or similar events.

(3)	Estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the registration fee has been calculated based upon the average of the high and low prices, as reported by the Nasdaq Global Market, for our Class A Common Stock on February 20, 2025.